EXHIBIT 99

For Immediate Release
Contact: Mary Ellen Fukuhara
Starbucks Investor Relations
206-318-4025

Starbucks Announces Additional Stock Repurchase Plan

SEATTLE; March 31, 2003 – Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has authorized the repurchase of up to 10 million shares of the Company’s common stock. The repurchase plan announced today is in addition to the current repurchase plan, which was announced in June 2002. As of December 29, 2002, the Company had purchased approximately 3.6 million shares under the June 2002 plan.

In conjunction with this March 2003 repurchase plan, the Company’s Board of Directors has authorized that purchases made within this plan qualify under Rule 10b5-1 of the Securities and Exchange Act of 1934. A Rule 10b5-1 plan allows Starbucks to repurchase its shares during periods when the Company would normally not be active in the market due to its own internal trading blackout periods. All such purchases must be made according to a predefined plan that is established when the Starbucks plan administrator is not aware of material non-public information.

Share repurchases will be funded through cash and short term investments, and are primarily intended to help offset dilution from stock-based employee compensation plans. The Company currently has approximately 390 million shares of common stock outstanding.

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Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 6,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.

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